Filed Pursuant to Rule 424(b)(3) and 424(c)

Registration No. 333-139833

PROSPECTUS SUPPLEMENT NO. 5 DATED MARCH 28, 2008

(To Prospectus dated January 5, 2007)

$207,000,000

2.25% Exchangeable Senior Subordinated Debentures due 2016

This Prospectus Supplement No. 5 (“Prospectus Supplement No. 5”) supplements the prospectus dated January 5, 2007 (the “Prospectus”) and supersedes, in its entirety, Prospectus Supplement No. 4, dated December 19, 2007, relating to the resale by selling securityholders of the common stock issuable upon exchange of our 2.25% Exchangeable Senior Subordinated Debentures due 2016.

You should read this Prospectus Supplement No. 5 in conjunction with the Prospectus. This Prospectus Supplement No. 5 is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it. This Prospectus Supplement No. 5 is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement No. 5 supersedes information contained in the Prospectus.

Investing in our common stock involves risk. See the section entitled “Risk Factors” beginning on page 3 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement No. 5 or the Prospectus. Any representation to the contrary is a criminal offence.

The date of this Prospectus Supplement No. 5 is March 28, 2008.

The section entitled “Selling Securityholders” in the Prospectus is superseded in its entirety with the following:

SELLING SECURITYHOLDERS

On June 12, 2006, we issued $180,000,000 aggregate principal amount of debentures to Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC (each an “initial purchaser” and together, the “initial purchasers”). On June 26, 2006, we issued an additional $27,000,000 aggregate principal amount of debentures to the initial purchasers to cover over-allotments. These initial purchasers then resold the debentures to persons reasonably believed by the initial purchasers to be qualified institutional buyers in reliance on Rule 144A of the Securities Act. Based on representations made to us by the selling securityholders, we believe that the selling securityholders purchased the debentures in the ordinary course of business and that at the time of the purchase of the debentures, such selling securityholders had no agreements or understandings, directly or indirectly with any person to distribute such securities. All of the debentures were issued as “restricted securities” under the Securities Act. Selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of shares of common stock issuable upon exchange of the debentures.

The following table sets forth information, as of March 26, 2008, with respect to the selling securityholders and the principal amounts of debentures beneficially owned by each selling securityholder, the number of shares of common stock issuable upon exchange of the debentures that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the common stock set forth in the table below. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures or common stock issuable upon exchange of the debentures since the date on which they provided the information regarding such securities in transactions exempt from the registration requirements of the Securities Act. The number of shares of common stock owned prior to the offering includes shares of common stock issuable upon exchange of the debentures. The percentage of common stock outstanding beneficially owned by each selling security holder is based on 135,594,353 shares of common stock outstanding on March 26, 2008. The number of shares of common stock issuable upon exchange of the debentures offered hereby is based on a conversion price of $17.6174 per share and a cash payment in lieu of any fractional share.

Name	Principal Amount of Debentures Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Shares of Common Stock Owned Prior to the Offering (1)	Exchange Shares Offered Hereby (2)	Percentage of Common Stock Outstanding (3)
Acuity Master Fund Ltd.(6)	3,500,000	1.69%	198,667	198,667	*
Advent/Claymore Enhanced Growth and Income Fund (7)	3,000,000	1.45%	170,286	170,286	*
Alexandra Global Master Fund Ltd.(8)	12,000,000	5.8%	681,145	681,145	*
Altima Fund Sicav plc (In respect of Trinity Sub Fund)	1,211,000	*	68,739	68,739	*
AM International E - MAC 63 Ltd.	3,080,000	1.49%	174,827	174,827	*
AM Master Fund I, L.P.	3,849,000	1.86%	218,477	218,477	*
Aristeia International Limited(9)	9,640,000	4.66%	547,186	547,186	*
Aristeia Partners L.P.(9)	3,360,000	1.62%	195,720	195,720	*
AVK (Advent Claymore) Fund(7)	4,000,000	1.93%	227,048	227,048	*
Canyon Capital Arbitrage Master Fund, Ltd. (5)(11)	7,305,000	3.53%	685,250	414,647	*
Canyon Value Realization Fund (Cayman), Ltd.(5)(11)	9,945,000	4.8%	704,834	564,499	*
Canyon Value Realization Fund, L.P.(5)(11)	3,785,000	1.83%	355,179	214,844	*
Canyon Value Realization MAC 18, Ltd. (RMF)(5)(11)	965,000	*	95,960	54,775	*
CBARB(12)	15,050,000	7.27%	854,269	854,269	*
CIBC Word Markets Corp.(13)	4,400,000	2.13%	249,753	249,753	*
Citadel Equity Fund Ltd.(5)(14)	48,312,000	23.34%	2,742,289	2,742,289	1.98%

Name	Principal Amount of Debentures Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Shares of Common Stock Owned Prior to the Offering (1)	Exchange Shares Offered Hereby (2)	Percentage of Common Stock Outstanding (3)
Citigroup Global Markets Inc.(4)(10)(15)	9,337,000	4.51%	529,987	529,987	*
Columbia Convertible Securities Fund(10)(16)	1,985,000	*	112,673	112,673	*
Convertible Securities Fund(10)(16)	15,000	*	851	851	*
Credit Suisse Securities (USA) LLC(4)	3,047,000	1.47%	172,954	172,954	*
dbx – Convertible Arbitrage 12 Fund c/o Quattro Global Capital, LLC(33)	733,000	*	41,607	41,607	*
Ellington Overseas Partners, LTD(17)	1,000,000	*	56,762	56,762	*
General Motors Management Investment Corp.(7)	1,000,000	*	56,762	56,762	*
GLG Market Neutral Fund(18)	7,500,000	3.62%	425,715	425,715	*
Grace Convertible Arbitrage Fund, Ltd.(19)	6,000,000	2.9%	340,572	340,572	*
Guggenheim Portfolio Company XXXI, LLC(20)	240,000	*	13,623	13,623	*
Highbridge International LLC(21)	15,000,000	7.25%	851,431	851,431	*
HRF RVA Combined Master Trust(20)	166,000	*	9,423	9,423	*
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Fund(22)	2,199,000	1.06%	124,820	124,820	*
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Global Capital, LLC(22)	2,747,000	1.33%	155,925	155,925	*
JMG Capital Partners, L.P.(23)	2,000,000	*	113,524	113,524	*
JMG Triton Offshore Fund, Ltd.(23)	2,000,000	*	113,524	113,524	*
JP Morgan Securities Inc.(4)(5)(10)(27)	16,079,000	7.77%	912,677	912,677	*
Kamunting Street Master Fund, LTD(24)	2,000,000	*	113,524	113,524	*
KBC Financial Products Cayman Islands Ltd.(25)	10,000,000	4.83%	567,621	567,621	*
LDG Limited(26)	375,000	*	21,286	21,286	*
Lehman Brothers Inc. (4)(27)	3,000,000	1.45%	170,286	170,286	*
Linden Capital L.P.(28)	27,000,000	13.04%	1,532,576	1,532,576	1.12%
Lyxor/AM Investment Fund Ltd.	660,000	*	37,463	37,463	*
Lyxor/Canyon Capital Arbitrage Fund Ltd.(5)(29)	720,000	*	40,869	40,869	*
Lyxor/Quattro Fund Limited c/o Quattro Global Capital, LLC(33)	1,282,000	*	72,769	72,769	*
McMahon Securities Co. L.P.(4)(30)	47,000	*	2,668	2,668	*
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund(31)	704,000	*	39,960	39,960	*
PIMCO Convertible Fund(32)	250,000	*	14,191	14,191	*
Quattro Fund Ltd.(33)	12,272,000	5.93%	696,584	696,584	*
Quattro Multistrategy Masterfund L.P.(33)	1,282,000	*	72,769	72,769	*
RCG Carpathia Master Fund, Ltd.(5)(34)	6,000,000	2.9%	340,572	340,572	*
RCG Latitude Master Fund, Ltd. (5)(34)	5,700,000	2.75%	323,544	323,544	*
RCG PB Ltd.(5)(34)	188,734	1.61%	188,734		*
SGAM At Boreal	3,700,000	1.79%	210,020	210,020	*
Silvercreek Limited Partnership(35)	690,000	*	39,166	39,166	*
Silvercreek II Limited(35)	310,000	*	17,596	17,596	*
The Northwestern Mutual Life Insurance Company – General Account(36)	5,500,000	2.66%	312,191	312,191	*
The Northwestern Mutual Life Insurance Company – Group Annuity Separate Account(36)	500,000	*	28,381	28,381	*
Topaz Fund(5)(37)	12,000,000	5.8%	681,145	681,145	*
TQA Master Fund Ltd.(38)	2,608,000	1.26%	148,035	148,035	*
TQA Master Plus Fund Ltd.(38)	1,336,000	*	75,834	75,834	*
Vicis Capital Master Fund(39)	6,000,000	2.9%	340,572	340,572	*
Whitebox Convertible Arbitrage Partners L.P.(20)	2,794,000	1.35%	158,593	158,593	*
Whitebox Diversified Convertible Arbitrage Partners L.P.(20)	800,000	*	45,410	45,410	*
Xavex Convertible Arbitrage 5(5)(34)	475,000	*	26,962	26,962	*
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC(38)	681,000	*	38,655	38,655	*

Total(40)(41)	$207,000,000	100%	17,443,301	16,850,843	12.4%

*	Less than one percent of the notes or common stock outstanding, as applicable.

(1)	Includes shares of common stock issuable upon exchange of the debentures, assuming exchange of all of the holder’s debentures into shares of common stock at a exchange price of $17.6174 per share and a cash payment in lieu of any fractional share interest. The exchange price is subject to adjustment.
(2)	Consists of shares of common stock issuable upon exchange of the debentures, assuming exchange of all of the holder’s debentures into shares of common stock at a exchange price of $17.6174 per share and a cash payment in lieu of any fractional share interest. The exchange price is subject to adjustment.
(3)	Calculated based on Rule 13d-3(d)(1)(i) under the Exchange Act using 135,594,353 shares of common stock outstanding on March 26, 2008. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.
(4)	Selling securityholder is a broker-dealer and may be deemed to be an underwriter.
(5)	Selling securityholder is an affiliate of a broker-dealer. Each affiliate has represented to us that it acquired its debentures in the ordinary course of business and at the time of the purchase of its debentures such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the debentures.
(6)	David J. Harris and Howard Needle have the power to direct the voting and the disposition of the securities held by Acuity Master Fund Ltd.
(7)	Tracy V. Maitland has the power to direct the voting and disposition of the securities held by Advent/Claymore Enhanced Growth and Income Fund, AVK (Advent Claymore) Fund and General Motors Management Investment Corp.
(8)	Mikhail Filimonov has the power to direct the voting and disposition of the securities held by Alexandra Global Master Fund Ltd.
(9)	Aristeia Capital LLC is the investment manager for Aristeia International Limited and Aristeia Partners L.P. Aristeia Capital LLC is jointly owned by Kevin Tuner, Robert H. Lynch, Jr., Anthony Fraschella and William R. Techer. Kevin Tuner, Robert H. Lynch, Jr., Anthony Fraschella and William R. Techer have the power to direct the voting and the disposition of the securities held by Aristeia International Limited and Aristeia Partners L.P.
(10)	Selling securityholder is an investment company, registered under the Investment Company Act of 1940, as amended.
(11)	Mitchell R. Julis, Joshua S. Friedman and Robert Turner have the power to direct the voting and the disposition of the securities held by (i) Canyon Capital Arbitrage Master Fund, Ltd., (ii) Canyon Value Realization Fund (Cayman), Ltd., (iii) Canyon Value Realization Fund, L.P. and (iv) Canyon Value Realization MAC 18, Ltd. (RMF). Canyon Capital Arbitrage Master Fund, Ltd. is also the beneficial owner of 270,603 shares of our common stock; Canyon Value Realization Fund (Cayman), Ltd. is also the beneficial owner of 140,335 shares of our common stock; Canyon Value Realization Fund, L.P. is also the beneficial owner of 140,335 shares of our common stock; and Canyon Value Realization MAC 18, Ltd. (RMF) is also the beneficial owner of 41,185 shares of our common stock. (Canyon Capital Advisors LLC, investment advisor to each selling securityholder, is under common ownership with Canyon Partners Incorporated, a registered broker-dealer.)
(12)	Phil Dumas has the power to direct the voting and the disposition of the securities held by CBARB, a segregated account of Geode Capital Master Fund Ltd., an open-ended exempted mutual fund company registered as a segregated accounts company under the laws of Bermuda.
(13)	CIBC World Markets Corp. is a subsidiary of CIBC World Markets Inc., a publicly held entity. Chris Malloy has the power to direct the voting and the disposition of securities held by CIBC World Markets Corp.
(14)

Citadel Limited Partnership is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, LLC control Citadel Limited Partnership. Kenneth C. Griffin controls Citadel Investment Group, LLC and therefore has the power to direct the voting and the disposition of the securities held by Citadel Equity Fund Ltd. Citadel Limited Partnership, Citadel Investment Group, LLC and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd. (The broker-dealers, Aragon

Investments Ltd., Palofax Trading LLC, Citadel Trading Group, LLC ad Citadel Derivatives Group, LLC, are under common control with Citadel Equity Fund Ltd. and one is directly owned by Citadel Equity Fund.)

(15)	Citigroup Global Markets Inc. is a subsidiary of Citigroup Inc., a publicly held entity.
(16)	Columbia Convertible Securities Fund and Convertible Securities Fund are publicly held entities. (Parent company Columbia Management is an investment company).
(17)	Ellington Management Group, LLC is the investment advisor of Ellington Overseas Partners, LTD. Michael Vranos, as principal of Ellington Management Group, LLC, has the power to direct the voting and the disposition of the securities held by Ellington Overseas Partners, LTD. Mr. Vranos disclaims beneficial ownership of the securities except to the extent of any indirect ownership interest he may have in such securities through his economic participation in Ellington Overseas Partners, LTD.
(18)	GLG Market Neutral Fund is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of the fund and has voting and dispositive power over the securities held by the fund. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly-held entity. The managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Emmanual Roman and, as a result, each has voting and dispositive power over the securities held by the fund. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanual Roman disclaim beneficial ownership of the securities held by the Fund, except for their pecuniary interest therein.
(19)	Michael Brailov has the power to direct the voting and the disposition of the securities held by Grace Convertible Arbitrage Fund, Ltd.
(20)	Andre Redleaf has the power to direct the voting and the disposition of securities held by (i) Guggenheim Portfolio Company XXXI, LLC, (ii) HRF RVA Combined Master Trust, (iii) Whitebox Convertible Arbitrage Partners L.P. and (iv) Whitebox Diversified Convertible Arbitrage Partners L.P. Whitebox Advisors, LLC, the parent company, is an investment company registered under the Investment Company Act of 1940, as amended.
(21)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC. Glen Dubin and Henry Swieca control Highbridge Capital Management, LLC, and therefore have the power to direct the voting and the disposition of securities held by Highbridge International LLC.
(22)	Gary Crowdek has the power to direct the voting and the disposition of securities held by Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Fund and Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Global Capital, LLC.
(23)	JMG Capital Partners, L.P’s general partner if JMG Capital Management, LLC (the “Manager”) and an investment adviser that has voting and dispositive power over JMG Partners’ investments. The equity interests of the Manager are owned by JMG Capital Management, Inc. (“JMG Capital”). Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Partners’ portfolio holdings. JMG Triton Offshore Fund, Ltd.’s investment manager is Pacific Assets Management LLC. The equity interests of Pacific Assets Management LLC are owned by Pacific Capital Management, Inc. and Asset Alliance Holding Corp. The equity interests of Pacific are owned by Roger Richter, Jonathan M. Glaser and Daniel A. David, who have the power to direct the voting and the disposition of securities held by JMG Triton Offshore Fund, Ltd.
(24)	Alan Teh has the power to direct the voting and the disposition of securities held by Kamunting Street Master Fund, LTD.
(25)	KBC Financial Products Cayman Islands Ltd. is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank, N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly held entity.
(26)	TQA Investors LLC has sole investment power and shared voting power of LDG Limited. Robert Buttman, John Idone, George Esser, Paul Bucci and Batholomew Tesoriero are members of TQA Investors LLC, and therefore have the power to direct the voting and the disposition of securities held by LDG Limited.

(27)	Selling securityholder is a publicly held entity or a subsidiary of a publicly held entity.
(28)	Siu Min Wong has the power to direct the voting and the disposition of securities held by Linden Capital L.P.
(29)	Mitchel R. Julio, Joshua S. Friedman and Robert Turner have the power to direct the voting and disposition of securities held by Lyxor/Canyon Capital Arbitrage Fund Ltd.
(30)	Jay Glassman, Ron Fertig, Joe Castro, Alan Steitel, D. Bruce McMahon, Pat Ransom and Joe Dwyer have the power to direct the voting and disposition of securities held by McMahon Securities Co. L.P.
(31)	Mark Rowe, Felix Haldner, Michael Fitchet and Denis O’Malley have the power to direct the voting and the disposition of securities held by Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund.
(32)	Mark Hudoff has the power to direct the voting and the disposition of securities held by PIMCO Convertible Fund.
(33)	Andrew Kaplan, Brian Swain and Louis Napoli have the power to direct the voting and the disposition of securities held by Quattro Fund Ltd. and Quattro Multistrategy Masterfund L.P. Robert M. Aaron and Guy J. Castranova have the power to direct the voting and the disposition of securities held by dbx – Convertible Arbitrage 12 Fund c/o Quattro Global Capital, LLC. Nathanial Benzaken has the power to direct the voting and the disposition of securities held by Lyxor/Quattro Fund Limited c/o Quattro Global Capital, LLC.
(34)	Ramius Capital Group, LLC (“Ramius Capital”) is the investment adviser of RCG Carpathia Master Fund, Ltd. (“RCG Carpathia”), RCG Latitude Master Fund, Ltd. (“RCG Latitude”), RCG PB Ltd. (“RCG PB”) and Xavex Convertible Arbitrage 5 (“Xavex”) and consequently has voting control and investment discretion over securities held by RCG Carpathia, RCG Latitude, RCG PB and Xavex. Ramius Capital disclaims beneficial ownership of the shares held by RCG Carpathia, RCG Latitude, RCG PB and Xavex. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Col., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messers. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.
(35)	Louise Morwick and Bryn Joynt, of Silvercreek Management Inc., have the power to direct the voting and the disposition of securities held by Silvercreek Limited Partnership and Silvercreek II Limited.
(36)	Northwestern Investment Management Company, LLC (“NIMC”), a wholly-owned company of The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), is one of the investment advisers to Northwestern Mutual for its General Account and for its Group Annuity Separate Account with respect to the securities. NIMC therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such securities. Jerome R. Baier is a portfolio manager for NIMC and manages the portfolio which holds the securities and therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such securities. However, pursuant to Rule 13d-4 under the Exchange Act, the immediately preceding sentence shall not be construed as an admission that Mr. Baier is, for the purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by the statement.
(37)	SG America Securities has the power to direct the voting and the disposition of securities held by Topaz Fund.
(38)	TQA Investors, LLC acts as investment advisor to TQA Master Fund LTD., TQA Master Plus Fund LTD. and Zurich Institutional Benchmarks Master Fund LTD c/o TQA Investors, LLC. The principals of TQA Investors, LLC, Robert Butman, George Esser, Paul Bucci, John Idone, Bartholomew Tesoriero, DJ Langis and Andrew Anderson, have the power to direct the voting and the disposition of securities held by TQA Master Fund LTD., TQA Master Plus Fund LTD. and Zurich Institutional Benchmarks Master Fund LTD c/o TQA Investors, LLC.
(39)	John Succo, Shad Stastney and Sky Lucas have the power to direct the voting and the disposition of securities held by Vicis Capital Master Fund.
(40)

Additional selling securityholders not named in this prospectus will be not be able to use this prospectus for resales until they are named in the selling securityholder table by prospectus supplement or post-

effective amendment. Transferees, successors and donees of identified selling securityholders will not be able to use this prospectus for resales until they are named in the selling securityholder table by prospectus supplement or post-effective amendment. We will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the date of this prospectus.

(41)	The maximum principal amount of debentures that may be sold under this prospectus will not exceed $207,000,000.

To the extent that any of the selling securityholders identified above are broker-dealers, they may be deemed to be, under interpretations of the Staff of the Securities and Exchange Commission, “underwriters” within the meaning of the Securities Act. With respect to selling securityholders that are affiliates of broker-dealers, they have represented to us that such entities acquired their debentures in the ordinary course of business and at the time of the purchase of their debentures such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute those debentures.

To the extent that we determine that such entities did not acquire their debentures in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

Information concerning other selling securityholders will be set forth in prospectus supplements or post-effective amendments from time to time, if and as required. Information concerning the securityholders may change from time to time and any changed information will be set forth in post-effective amendments or prospectus supplements if and when necessary. In addition, the exchange price, and therefore, the number of shares of common stock issuable upon exchange of the debentures, is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock into which the debentures are exchange may increase or decrease.